Exhibit 10.12
CREDIT AND SECURITY AGREEMENT
by and among
TEMPUS ACQUISITION, LLC, as Borrower
and
THE LENDERS FROM TIME TO TIME PARTY HERETO
as the Lenders,
and
GUGGENHEIM CORPORATE FUNDING, LLC,
as the Administrative Agent
Dated as of
November 23, 2010

CREDIT AND SECURITY AGREEMENT

TABLE OF CONTENTS
Credit and Security Agreement

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Credit and Security Agreement

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CREDIT AND SECURITY AGREEMENT
     THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of November 23, 2010 is entered into by and among TEMPUS ACQUISITION, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party hereto as Lenders (the “Lenders”) and Guggenheim Corporate Funding, LLC, as administrative agent (the “Agent”).
     WHEREAS, the Borrower intends to purchase certain of the assets of Tempus Resorts International, Ltd. and certain of its affiliates (the “Sellers”) pursuant to that certain Agreement for Purchase and Sale of Assets, dated as of November 9, 2010 between the Borrower and the Sellers (together with all addendums, exhibits and schedules thereto, as the same may be amended, restated, supplemented or modified from time to time, or as the same may be replaced with such other definitive documentation reflecting the acquisition of the Sellers’ assets by the Borrower, which amendment or replacement documentation has been approved by the Agent, the “Purchase Agreement”; and the acquisition pursuant thereto, the “Acquisition”);
     WHEREAS, the Sellers currently plan to commence a case (collectively, the “Bankruptcy Case”) under Chapter 11 of Title 11, United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Middle District of Florida, Orlando Division (together with any other court having jurisdiction over the Bankruptcy Case or any proceedings therein from time to time, the “Bankruptcy Court”);
     WHEREAS, the Sellers have requested that the Borrower provide the Sellers debtor-in-possession financing pursuant to the Financing Orders (as approved by the Agent, the “DIP Financing”) and the Borrower is prepared to do so;
     WHEREAS, Borrower has requested that Lenders make available to Borrower a revolving loan facility (the “Facility”) in a maximum principal amount of Eight Million Dollars ($8,000,000) (the “Facility Cap”), the proceeds of which shall be used by Borrower exclusively for the following purposes: (i) to provide Borrower with funds to lend to the Sellers pursuant to the DIP Financing for general working capital purposes and other lawful purposes as permitted under the agreements governing the DIP Financing and in accordance with the Budget (the “DIP Uses”) and (ii) to provide $1,500,000 for the “Deposit,” as defined and provided in the Purchase Agreement when such Deposit is required to be made under the Purchase Agreement (the “Deposit Use”); and
     WHEREAS, the Lenders are willing to make the Facility available to Borrower upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lenders hereby agree as follows:
I. DEFINITIONS
     For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A hereto shall have the meanings given such terms in

Appendix A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined (including, without limitation, Goods, Fixtures, General Intangibles, Chattel Paper, Investment Property, Documents, Commercial Tort Claims, Instruments, Deposit Accounts, Letter-of-Credit Rights, Proceeds and Supporting Obligations) shall have meanings provided in Article 9 of the UCC in effect on the date hereof (or as amended and in effect from time to time as approved by Lenders) to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, any agreement or contract referred to herein or in Appendix A shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.
II. ADVANCES, PAYMENT AND INTEREST
     2.1 The Facility
          Subject to the provisions of this Agreement, Lenders shall make available each Advance under the Facility from time to time thereafter until the Maturity Date, provided that, notwithstanding any other provision of this Agreement, (i) the aggregate amount of all Advances at any one time outstanding under the Facility that are applied to the DIP Uses shall not exceed the amount the Sellers are permitted to borrow from Borrower at such time pursuant to the DIP Financing in accordance with the Budget, (ii) the Advance for the Deposit Use may only be made in connection with the contemporaneous payment by Borrower of the Deposit under the terms of the Purchase Agreement and (iii) the aggregate amount of all Advances at any one time outstanding under the Facility may not exceed the Facility Cap. The Facility is a revolving credit facility, provided, however, that the $1,500,000 advanced for the Deposit Use may not be reborrowed or relent if repaid prior to the Maturity Date. Any determination as to whether there is availability for Advances shall be made by Lenders in their sole discretion and is final and binding upon Borrower.
     2.2 The Advances; Maturity
          All Advances and all other outstanding Obligations under the Facility shall be immediately due and payable in full in cash, if not earlier in accordance with the terms of this Agreement, on the Maturity Date.
     2.3 Interest on the Advances
          Interest on outstanding Advances under the Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate equal to ten percent (10%), calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Facility shall be due and payable on the first day of each calendar month commencing December 1, 2010, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full of the Obligations and termination of this Agreement.

     2.4 Facility Disbursements
          (a) So long as no Default or Event of Default shall have occurred and be continuing, an initial Advance shall be made by the Lenders to Borrower in the aggregate amount of $800,000 on November 24, 2010. The acceptance of such initial Advance shall be deemed a confirmation by Borrower that each of its representations and warranties made in or pursuant to this Agreement are accurate, before and after giving effect to such Advance, and no Default or Event of Default has occurred or is continuing or would exist after giving effect to the Advance under the Facility on such date.
          (b) With respect to Advances other than the initial Advance described in Section 2.4(a) above, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may give the Agent irrevocable written notice requesting an Advance under the Facility by delivering to the Agent not later than 11:00 a.m. (New York City time) at least five Business Days (or such shorter period as the Agent may agree to in its discretion) prior to the proposed Business Day on which such requested Advance is to be made (the “Borrowing Date”) specifying the amount of the requested Advance. Advances under this Section 2.4(b) shall be in minimum amounts of $100,000 and in integral multiples thereof.
     2.5 Promise to Pay; Manner of Payment
          Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts and Obligations payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower, shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by the Agent to Borrower from time to time. Any such payment received after 2:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.
     2.6 Grant of Security Interest; Collateral
          (a) To secure the payment and performance of the Obligations, Borrower hereby grants to Lenders a continuing security interest in and Lien upon, and pledges to Lenders all of its rights, title and interests in and to the Borrower’s Assets, any and all additions and accessions thereto, and any and all replacements, products and proceeds (including insurance proceeds) thereof (the “Collateral”).
          (b) As to all Collateral, including without limitation, all cash, cash equivalents, Commercial Tort Claims and Real Property, the title to which is held by Borrower, or the possession of which is held by Borrower in the form of a leasehold interest, Borrower hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Agent for the benefit of the Lenders all of the right, title and interest of Borrower in all of such Collateral, including without limitation, all cash, cash equivalents, Commercial Tort Claims and owned Real Property and in all such leasehold interests, together in each case with all of the right, title and interest of Borrower in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Borrower agrees that the Agent for the benefit of the Lenders is authorized to file or record financing statements with respect to the Collateral in such form and in such offices as Lenders reasonably determines appropriate to further evidence the perfection of the security interests of Lenders under this Agreement and to use the collateral description “all assets of the Debtor” in any such financing statements.
          (c) Borrower shall promptly notify the Agent for the benefit of the Lenders of any Commercial Tort Claims in which it has an interest arising after the date of this Agreement and shall provide all necessary information concerning each such Commercial Tort Claim, or upon any and all Commercial Tort Claims upon request by the Agent for the benefit of the Lenders, and make all necessary filings with respect thereto to perfect Lenders’ security interest therein.
     2.7 Collateral Administration
          (a) All Collateral granted by Borrower to Lenders, will at all times be kept by Borrower at one of the Borrower’s principal places of business and shall not, without thirty (30) calendar days prior written notice to Lenders, be moved therefrom, and in any case shall not be moved outside the continental United States.
          (b) Borrower shall take whatever action that may be lawfully required by Lenders to create and perfect Lenders’ Lien on any Collateral and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall immediately deliver to the Agent for the benefit of the Lenders all items for which Lenders must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.
     2.8 Power of Attorney
          Lenders is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower with full power of substitution to do the following from and after the occurrence and during the continuance of an Event of Default: (i) endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is obligated to give Lenders under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lenders may deem necessary or desirable to enforce any Account or other Collateral or to perfect Lenders’ security interest or lien in any Collateral or after the occurrence of an Event of Default which is continuing, enforce an Account or other Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Borrower’s Account, the Agent on behalf of the Lenders, as the irrevocably appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent’s officers or authorized signatories direct any private payor to pay proceeds of Accounts or any other Collateral to the appropriate Borrower’s Account.
     2.9 Evidence of Loans
          (a) The Agent on behalf of the Lenders shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to Lenders resulting from each Advance made by Lenders from time to time, including without limitation, the amounts of principal and interest payable and paid to Lenders from time to time under this Agreement.
          (b) The entries made in the electronic or written records maintained pursuant to subsection (a) of this Section 2.9 (the “Register”) shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of the Agent on behalf of the Lenders to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans or Obligations in accordance with their terms.
III. FEES AND OTHER CHARGES
     3.1 Default Rate of Interest
          Upon the occurrence and during the continuation of an Event of Default, the rate of interest in effect at such time with respect to the Obligations shall be increased by 2% per annum (the “Default Rate”).
     3.2 Arrangement Fee
          On the date hereof, Borrower shall pay an arrangement fee to the Agent in an amount equal to 2.00% of the Facility Cap.
IV. CONDITIONS PRECEDENT
     4.1 Conditions to Effectiveness
          The obligations of Lenders to consummate the transactions contemplated herein and to make any Advance under the Facility, are subject, in each case, to the satisfaction, in the sole judgment of Lenders, of the following:
          (a) Borrower shall have delivered to Lenders the Loan Documents to which it, Tempus Holdings, LLC or Diamond Resorts Corporation is a party, each duly executed by an authorized officer of Borrower or the other parties thereto;

          (b) The Bankruptcy Court shall have entered the Interim Financing Order in form and substance acceptable to the Agent in the Bankruptcy Case no later than November 24, 2010 and such order shall be in full force and effect and shall not have been vacated, reversed, modified or stayed in any respect (and, if such order is the subject of a pending appeal, no further performance of any obligation of any party shall have been stayed pending appeal);
          (c) The Agent shall have received evidence that Borrower has entered into the agreements governing the DIP Financing with the Sellers;
          (d) The Agent shall have received evidence of payment of all fees, charges and expenses payable to Lenders;
          (e) Lenders shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 5.4, from such third parties as the Agent and its counsel shall determine are necessary or desirable all in form and substance satisfactory to the Agent on behalf of the Lenders in their Permitted Discretion, with respect to (i) the Loan Documents and/or the transactions contemplated thereby, (ii) claims against the Borrower or the Collateral, and/or (iii) agreements, documents or instruments to which Borrower is a party or by which any of its properties or assets are bound or subject;
          (f) Borrower shall be in compliance with Section 6.5, and Lenders shall have received confirmation from Borrower in a form reasonably satisfactory to Lenders that all insurance policies are in effect and that the premiums due and owing with respect thereto have been paid in full and endorsements naming Lenders as loss payee or additional insured, as appropriate;
          (g) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory to the Agent on behalf of the Lenders;
          (h) there shall not have occurred any Material Adverse Change subsequent to November 23, 2010 or any liabilities or obligations of any nature with respect to Borrower which could reasonably be likely to have a Material Adverse Effect;
          (i) Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service;
          (j) Lenders shall have received such other Loan Documents, certificates or information set forth on the closing checklist attached hereto as Exhibit D (“Closing Checklist”) or as Lenders may reasonably request, all in form and substance reasonably satisfactory to Lenders;
          (k) Lenders shall have received, reviewed and approved the Budget; and
          (l) Lenders shall have reviewed all of the foregoing deliveries.

     4.2 Conditions to Each Advance After the Initial Advance
          The obligations of Lenders to make any Advance under Section 2.4(b) are, in each case, subject to the satisfaction, in the sole judgment of the Agent on behalf of the Lenders, of the following additional conditions precedent:
          (a) Borrower shall have delivered to Lenders a borrowing request as set forth in Section 2.4(b), which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied; provided, however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lenders in their sole discretion;
          (b) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate, before and after giving effect to such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Facility on such date;
          (c) immediately after giving effect to the requested Advance, the sum of the aggregate outstanding principal amount of Advances under the Facility shall not exceed the lesser of (i) the sum of the applicable amounts set forth in the Budget then in effect plus, if an Advance has been made under the Facility for the Deposit Use, $1,500,000 or (ii) the Facility Cap then in effect; and
          (d) there shall not have occurred or exist any Material Adverse Change or Material Adverse Effect.
V. REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as of the date hereof and each Borrowing Date as follows:
     5.1 Organization and Authority
          Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party. The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

     5.2 Loan Documents
          The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (ii) do not violate any provisions of (A) any applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on Borrower or any of its properties, or (C) the certificate of formation or operating agreement (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its members or equity owners or among any such members or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound the effect of which could reasonably be expected to be, have or result in a Material Adverse Effect, (iv) will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.
     5.3 Properties
          Borrower is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens.
     5.4 Other Agreements
          Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject and, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, management or service fee with respect to, the ownership, operation, leasing or performance of its business.

     5.5 Hazardous Materials
          Borrower is in compliance in all material respects with all applicable Environmental Laws. Borrower has not been notified in writing of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.
     5.6 Potential Tax Liability; Tax Returns; Governmental Reports
          (a) Borrower (i) has not received any oral or written communication from the Internal Revenue Service with respect to any investigation or assessment relating to Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) is not aware of any year which remains open pending tax examination or audit by the IRS (other than as automatically set forth under applicable regulations), and (iii) is not aware of any information that could give rise to an IRS tax liability or assessment.
          (b) Borrower (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by or on behalf of Borrower, (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith with adequate reserves under GAAP and (iii) is not aware of any information that could give rise to a tax assessment or Lien in favor of any Governmental Authority for delinquent taxes, assessments, fees or other governmental charges.
     5.7 Financial Statements and Reports
          All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Lenders by Borrower or any of its Subsidiaries are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lenders, there has not occurred any Material Adverse Change, Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that would reasonably be likely to have a Material Adverse Effect.
     5.8 Compliance with Law
          Borrower (i) is in compliance with all Requirements of Law applicable to it and its business, assets or operations and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to result in a Material Adverse Change.

     5.9 No Default
          There does not exist any Default or Event of Default.
     5.10 Disclosure
          No Loan Document nor any other agreement, document, certificate, or statement furnished to Lenders by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lenders in writing which would reasonably be likely to have a Material Adverse Effect.
     5.11 Insurance
          Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof.
     5.12 Inventory Warranties
          Unless otherwise indicated in writing to Lenders, Borrower has: (i) at all times maintained correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory in all material respects, its cost therefore and daily withdrawals therefrom and additions thereto; (b) not removed any Inventory from the locations set forth or permitted herein, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) produces, uses, stores and maintained Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws; (d) not permitted Inventory to be subject to any Lien except Liens in favor of Lenders pursuant to the Loan Documents and Permitted Liens.
VI. AFFIRMATIVE COVENANTS
          Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:
     6.1 Financial Statements, Budget, Financial Reports and Other Information
          (a) Financial Reports. Upon request of the Agent on behalf of the Lenders, Borrower shall furnish to Agent unaudited consolidated and consolidating financial statements of Borrower, including the notes thereto, consisting of a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’ equity.

          (b) Operating Budget. Borrower shall furnish to Agent each week a consolidated and consolidating week by week projected operating Budget for the Sellers as debtors-in-possession for the following 13 week period displaying, among other things, projected expenditures, receipts, and variances against the Budget delivered the prior week, if any and, if requested by the Agent, a comparable operating budget for the Borrower.
          (c) DIP Financing and Purchase Agreement. Borrower shall deliver to Agent all information requested by the Agent with respect to the DIP Financing and the Purchase Agreement, including, without limitation, copies of all filings, motions and other documents made in the Bankruptcy Case with respect to the DIP Financing and the Purchase Agreement.
          (d) Information. Borrower shall deliver the to Agent such information regarding Borrower’s condition, the Bankruptcy Case and Seller’s Condition (to the extent that Borrower possesses the same or can obtain the same) as the Agent shall request.
     6.2 Payment of Obligations
          Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.
     6.3 Conduct of Business and Maintenance of Existence and Assets
          Borrower shall (i) conduct its Business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of timeshare and resort businesses substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease or sale of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located.
     6.4 Compliance with Legal and Other Obligations
          Borrower shall (i) comply in all material respects with all Requirements of Law applicable to it or its Business, assets or operations, including applicable requirements which where promulgated pursuant to hospitality, and other timeshare regulatory Laws, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established and all Indebtedness under the Permitted

Indebtedness, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to result in a Material Adverse Change, and (iv) maintain and comply with all Permits necessary to conduct its business and comply in all material respects with any new or additional requirements that may be imposed on it or its business.
     6.5 Insurance
          Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, professional liability insurance, as applicable; and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to (A) be satisfactory in form and substance to Agent, (B) name Agent as loss payee and additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) Business Days prior written notice to Agent and that they inure to the benefit of Agent, notwithstanding any action or omission or negligence of or by Borrower or any insured thereunder.
     6.6 True Books
          Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.
     6.7 Lien Searches
          If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.
     6.8 Use of Proceeds
          Borrower shall use the proceeds from the Facility only for the purposes set forth in the fourth “WHEREAS” clause of this Agreement.

     6.9 Collateral Documents; Security Interest in Collateral
          Borrower shall, if requested by Agent, execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Agent to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Agent, and Agent’s perfected Lien on the Collateral, and Borrower irrevocably grants Agent, the right, at Agent’s option, to file any or all of the foregoing.
     6.10 Taxes and Other Charges
          (a) All payments and reimbursements to Lenders made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lenders’ net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lenders, then the sum payable to Lenders shall be increased as may be necessary so that, after making all required deductions, Lenders receive an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by any Lenders with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects such Lenders to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to such Lenders of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of such Lenders), or (B) imposes on such Lenders any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to such Lenders of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to such Lenders any additional amounts necessary to compensate such Lenders on an after-tax basis, for such additional cost or reduced amount as reasonably determined by such Lenders. If any such Lender becomes entitled to claim any additional amounts pursuant to this Section 6.10, such Lender shall promptly notify Borrower of the event by reason of which such Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.10 submitted by such Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
          (b) Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Agent in writing of any oral or written communication from the Internal Revenue Service or otherwise with respect to any (i) tax investigations, relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to an IRS tax liability or assessment.
     6.11 Taxes
          Borrower shall pay all taxes, assessments, fees and other governmental charges, including payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith with adequate reserves under GAAP and which contest does not give rise to a Lien not permitted under this Agreement.
     6.12 Sale of Business; Chapter 11 Plan
          (a) Borrower shall (i) provide the Agent with the Sellers’ proposed Final Financing Order budget on or before November 30, 2010; (ii) cause Sellers to, and Seller shall, prepare and file a plan and disclosure statement (acceptable in form and substance to Agent) with the Bankruptcy Court on or before December 6, 2010 that will include, among other provisions, the sale of substantially all of the Sellers’ assets; (iii) cause Sellers to, and Seller shall, obtain a final order, in the form and substance acceptable to the Agent, approving the Sellers’ disclosure statement on or before January 7, 2011; (iv) shall cause Sellers to, and Seller shall, obtain a final order confirming the Sellers’ plan ) on or before February 6, 2011 that contemplates the sale of substantially all of Sellers’ assets to the Borrower (all of which shall be acceptable in form and substance to Agent.
          (b) Borrower shall consult with the Agent regarding the conduct of the Bankruptcy Case, including providing the Agent an opportunity to review and comment on all proposed filings by Borrower and proposed filings by Sellers that Borrower has the right to review under the DIP Financing or otherwise.
VII. NEGATIVE COVENANTS
          Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all of the Obligations and termination of all Commitments and this Agreement:
     7.1 Permitted Indebtedness
          Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”): (i) Indebtedness under the Loan Documents, (ii) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than sixty (60) calendar days from the billing date or more than thirty days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower’s independent accountants shall have been reserved, and (iii) borrowings incurred in the ordinary course of business and not exceeding $10,000 individually or in the aggregate outstanding at any one time, provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lenders’ rights pursuant to a subordination agreement in form and substance satisfactory to Agent. Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Lenders or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lenders.
     7.2 Permitted Liens
          Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lenders, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the reasonable satisfaction of Agent, (iii) (A) statutory Liens of carriers, warehousemen, mechanics or materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Agent in its sole discretion, provided that such Liens are subordinated to the Liens granted to Lenders under the Loan Documents and (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts.
     7.3 Restricted Payments
          (a) Borrower shall not declare or pay any dividend or other distribution to, or enter into any equity repurchase or redemption transaction with, any of its equity owners.
          (b) Borrower shall not make any advances or loans to, or investments in, any Person, except that Borrower may (i) make advances to Sellers under the agreements governing the DIP Financing, (ii) make the Deposit under the terms and conditions provided in the Purchase Agreement and (iii) hold cash in bank accounts.
     7.4 Truth of Statements
          Borrower shall not furnish to Agent any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     7.5 IRS Form 8821
          Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1.
     7.6 Transfer of Assets
          Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, Borrower shall not sell, lease, transfer, assign or otherwise dispose of any interest in any Collateral (other than sales of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time.
     7.7 Modification of Agreements
          Borrower shall not make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of, and will not fail to enforce or diligently pursue its remedies under the agreements governing the DIP Financing in a manner adverse to Lenders.
     7.8 Bankruptcy Case
          (a) Borrower shall not permit Sellers to, and Sellers shall not, incur, create, assume, suffer to exist or permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) which is superior to or pari passu with those granted to Borrower under the agreements governing the DIP Financing.
          (b) Borrower shall not consent to, or waive, actions under the agreements that would constitute an event of default under the agreement governing the DIP Financing without the prior consent of the Agent.
VIII. EVENTS OF DEFAULT
     8.1 Events of Default.
     The occurrence of any one or more of the following shall constitute an “Event of Default”:
          (a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by required prepayment or otherwise);
          (b) any representation, statement or warranty made or deemed made by Borrower in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, dollar thresholds or Material Adverse Effect qualifiers, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

          (c) Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with Section 6.12;
          (d) Except as provided in Section 8.1(c), Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document;
          (e) (i) any of the agreements governing the DIP Financing ceases to be in full force and effect, (ii) any Lien created under the agreements governing the DIP Financing ceases to constitute a valid perfected Lien on the collateral purported to be covered thereby, or Borrower ceases to have a valid perfected security interest in any of such collateral or any securities pledged to Borrower, pursuant to the security documents constituting part of the DIP Financing, (iii) any of the Loan Documents ceases to be in full force and effect, or (iv) any Lien created under the Loan Documents ceases to constitute a valid perfected Lien on the Collateral, or Lenders cease to have a valid perfected security interest in any of the Collateral or any securities pledged to Lenders, pursuant to the Security Documents;
          (f) a final order is entered by the Bankruptcy Court in the Bankruptcy Case appointing, or Sellers file an application for an order seeking the appointment of, in either case, without express prior written consent of Borrower (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the execution of the business (i.e., powers beyond those set forth in Section 1106(a) (3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;
          (g) without the prior written consent of Borrower, an order shall be entered by the Bankruptcy Court in the Bankruptcy Case converting such Bankruptcy Case to a Chapter 7 case;
          (h) Sellers file a plan of reorganization in the Bankruptcy Case or fail to object to a plan proposed by another Person containing provisions inconsistent with the terms of the Purchase Agreement or any Person files a motion in the Bankruptcy Case to sell the Sellers’ assets in any manner inconsistent with the Purchase Agreement;
          (i) A final order is entered by the Bankruptcy Court confirming a plan of reorganization in the Bankruptcy Case which is inconsistent with the terms of the Purchase Agreement or which does not (i) contain a provision for payment in full of all obligations of Sellers to Borrower in connection with the Financing before the effective date of such plan or plans prior to the entry thereof and (ii) provide for the continuation of the Liens and security interests granted to Borrower, and priorities thereof until such plan effective date unless the Obligations have been paid in full or Lender has accepted other treatment under the plan;
          (j) a final order is entered by the Bankruptcy Court dismissing the Bankruptcy Case which does not contain a provision for payment in full of all obligations of the Sellers to Borrower in connection with the DIP Financing prior to entry thereof;
          (k) a final order is entered by the Bankruptcy Court in the Bankruptcy Case, without the prior written consent of the Borrower (i) to revoke, reverse, stay, modify,

supplement or amend the Financing Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Sellers equal or superior to the priority of Borrower, or (iii) to grant or permit the grant of a lien on the collateral granted to the Borrower;
          (l) a final order is entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the Automatic Stay to any unsecured creditor of Sellers or allowing any secured creditor of Sellers to enforce its remedies; provided, however, that any relief from stay allowing an unsecured creditor to pursue claims that (i) will be wholly covered by insurance or (ii) relates to an unsecured claim of less than $50,000 individually or in the aggregate or (iii) is limited to liquidating the amount of a claim shall not constitute an Event of Default;
          (m) (i) Sellers shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Borrower, claims or rights against such Person or to subject any collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien or security interest created by the Financing Orders shall, for any reason, cease to be valid or (iii) any action is commenced by Sellers which contests any provision of the Financing Orders or the validity, perfection, priority or enforceability of any of the liens and security interests granted to Borrower;
          (n) the determination of Sellers or Borrower to suspend the operation of such Person’s business in the ordinary course, sell substantially all of such Person’s assets, unless the proceeds of such sale will pay the obligations to Borrower in full, or the filing of a motion or other application in the Bankruptcy Case, seeking authority to do any of the foregoing;
          (o) any Material Adverse Effect or Material Adverse Change occurs or is reasonably expected to occur;
          (p) (i) Agent receives any indication or evidence that Sellers or any officer, director or other representative thereof may have directly or indirectly been engaged in any type of activity which, in Agent’s judgment, might result in forfeiture of any property to any Governmental Authority or (ii) Sellers make any payment to any Governmental Authority to satisfy any claim by such Governmental Authority and such payment is not expressly permitted to be paid pursuant to the Financing Orders or the Budget;
          (q) uninsured damage to, or loss, theft or destruction of, any portion of the Borrower’s collateral in connection with the DIP Financing occurs that exceeds $50,000 in the aggregate;
          (r) uninsured damage to, or loss, theft or destruction of, any portion of the Lender’s Collateral occurs that exceeds $50,000 in the aggregate;
          (s) Any of the Sellers, Borrower or Guarantor or any of their respective directors or senior officers is criminally indicted or convicted (i) of a felony or (ii) under any law that could lead to a forfeiture of any property;

          (t) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against Borrower or any Guarantor or any of their property or assets;
          (u) Borrower or Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or Guarantor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property,) shall occur; or Borrower or Guarantor shall take any action to authorize or to consent to any of the actions set forth above in this Section 8.1(u); or
          (v) Guarantor shall fail to pay any principal of or premium or interest on any indebtedness for borrowed money that is outstanding in a principal amount in excess of $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
          (w) Borrower does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);
          (x) if at any time during the Bankruptcy Case, Sellers are prohibited from the use of cash collateral within the meaning of Section 363 of the Bankruptcy Code;
          (y) the Final Financing Order is not entered by the Bankruptcy Court within thirty (30) days of the entry of the Interim Financing Order; or
          (z) the filing of a motion by Sellers in the Bankruptcy Case without the express written consent of Borrower, to obtain additional financing from a party other than Borrower under Section 364(d) of the Bankruptcy Code or to use cash collateral of a Lenders under Section 363(c) of the Bankruptcy Code unless the proceeds from such financing or use of cash collateral are used to immediately repay, in cash, the obligations of Sellers to Borrower.

     8.2 Remedies.
     If an Event of Default shall have occurred and be continuing, and in any such event, notwithstanding any other provision of any Loan Document, Lenders may, without notice or demand, do any of the following: (i) terminate Lenders’ obligations to make Advances hereunder whereupon the same shall immediately terminate and (ii) declare all Obligations to be due and payable immediately in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.
IX. RIGHTS AND REMEDIES AFTER DEFAULT
     9.1 Rights and Remedies
          (a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lenders shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC, the Bankruptcy Code or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Lenders to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent, (viii) reduce or otherwise change the Facility Cap, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lenders and shall be secured by the Collateral, and such payments by Agent shall not be construed as a waiver by Lenders of any Event of Default or any other rights or remedies of Lenders.
          (b) Borrower hereby grants to Lenders, after the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by Borrower, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs and used for the compilation or printout thereof, in each case in connection with the exercise of Lenders’

remedies hereunder and under the other Loan Documents. All proceeds received by Lenders in connection with such license will be used by Lenders to satisfy the Obligations.
          (c) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Borrower shall take any action that Agent may request in order to enable Agent to obtain and enjoy the full rights and benefits granted to Lenders hereunder. Without limiting the generality of the foregoing, upon the occurrence and continuation of any Event of Default, at the request of Agent and at Borrower’s sole cost and expense, Borrower shall execute all documents and take all other actions requested by Agent to enable Agent, its designee, any receiver, trustee or similar official or any purchaser of all or any part of the Collateral to obtain from any Person any required authority necessary to operate the business of Borrower.
     9.2 Application of Proceeds
          In addition to any other rights, options and remedies Lenders have under the Loan Documents, the Bankruptcy Code, the UCC at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments and Advances that Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefore is received before distribution of the proceeds is completed, provided, that, if requested by Lenders, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lenders need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.
     9.3 Rights and Remedies not Exclusive
          As among the Lenders on one hand and Borrower and its Subsidiaries on the other hand, Lenders shall have the right in their sole discretion to determine which rights, Liens and/or remedies Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document or applicable law. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
X. WAIVERS AND JUDICIAL PROCEEDINGS
     10.1 Waivers
          Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lenders to obtain an order of court recognizing the assignment of, or Lien of Lenders, in and to, any Collateral. With respect to any action hereunder, Lenders conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lenders reasonably believes to have been given or made by a person authorized on Borrower’s behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender’s action based upon such request or other communication, absent manifest error. In no event shall Lenders be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Borrower hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.2 Delay; No Waiver of Defaults
          No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of Borrower or any Guarantor or operate as a waiver of such provision or affect the liability of Borrower or any Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lenders waives no breach of any representation or warranty under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

     10.3 Jury Waiver
          EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
XI. EFFECTIVE DATE AND TERMINATION
     11.1 Termination and Effective Date Thereof
          Subject to Lender’s right to terminate and cease Lender’s obligations to make Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lenders hereunder under the other Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lenders, shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash and all commitments to lend hereunder have terminated.
     11.2 Survival
          All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash.
XII. MISCELLANEOUS
     12.1 Governing Law; Jurisdiction; Service of Process; Venue
          The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement must be brought any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in New York, that Lenders has accepted in New York Loan Documents executed by Borrower and that Lenders has disbursed Advances under the Loan Documents in New York. Nothing shall affect the right of Lenders to serve process in any manner permitted by law or shall limit the right of Lenders to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lenders involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.
     12.2 Successors and Assigns; Participations; New Lenders
     The Loan Documents shall inure to the benefit of Lenders Transferees and all future holders of the Loan, any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons’ other than Lenders that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lenders. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower or Guarantor. Nothing contained in any Loan Document shall be construed as a delegation to Lenders of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDERS AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF LENDER’S RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, LOANS, ANY NOTE AND/OR THE OBLIGATIONS TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.
     12.3 Application of Payments
          To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian, Committee or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the

Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lenders. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lenders shall decide in its sole discretion.
     12.4 Indemnity
          Borrower shall indemnify Lenders, and its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its indemnification obligations include the allocable costs of in-house counsel for the work performed. Lenders agrees to give Borrower reasonable notice of any event of which Lenders becomes aware for which indemnification may be required under this Section 12.4, and Lenders may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lenders agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that each Indemnified Person reserves the right to retain counsel to represent such Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lenders obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Lenders pursuant to the indemnity set forth in this Section 12.4, then Lenders shall promptly pay to Borrower the amount of such recovery.
     12.5 Notice
          Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.
     12.6 Severability; Captions; Counterparts; Facsimile Signatures
          If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.
     12.7 Expenses
          Borrower shall pay, whether or not the Closing occurs, all reasonable costs and expenses incurred by Lenders and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, the syndication or participation of the Loans or the taking or refraining from taking by Lenders of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lenders or any of their Affiliates use in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include the allocable costs of in-house counsel for the work performed. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s net income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.
     12.8 Entire Agreement
          This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower and Lenders. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lenders and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. Each party hereto expressly disclaims reliance upon any facts, promises, undertakings or representations, written or oral, made by any other party, or its agents, representatives or attorneys prior to the execution of this Agreement.
     12.9 Approvals
          Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lenders with respect to any matter that is subject of any Loan Document may be granted or withheld by Lenders in their sole and absolute discretion.
     12.10 Confidentiality and Publicity
          (a) Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of any Loan Document to any Person (other than to Borrower’s advisors and officers on a need-to-know basis without Lender’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Borrower agrees to submit to Lenders and Lenders reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain a Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates to, use a Lender’s name (or the name of any of such Lender’s Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without such Lender’s prior written consent. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lenders.
          (b) Borrower hereby agrees that Lenders or any Affiliate of Lenders may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s or any Guarantor’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.
     12.11 Release
          Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Borrower acknowledges that the foregoing release is a material inducement to Lenders’ decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lenders in agreeing to make the Advances.
     12.12 Acknowledgements
          Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) Lenders have no fiduciary relationship to Borrower or any Guarantor, and the relationship between the Borrower and any Guarantor on the one hand and Lenders on the other hand is solely that of debtor and creditor; and
          (c) no joint venture exists between the Borrower or any Guarantor on the one hand and Lenders on the other hand.
     12.13 Certificates of Lenders.
     If a Lender claims reimbursement or compensation pursuant to this Article XII, it shall deliver to Borrower a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

TEMPUS ACQUISITION, LLC, as Borrower

By:	/s/ David F. Palmer
Name: David F. Palmer
Its: President & CFO

Address for Notices:
Tempus Acquisition, LLC
10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Attention: Tempus Portfolio, c/o Elizabeth Brennan
Telephone: (702) 823-7550
Fax: (702) 765-8615
[Signature Page to Credit and Security Agreement]

Administrative Agent:

GUGGENHEIM CORPORATE FUNDING, LLC

By:	/s/ William Hagner

Name: William Hagner
Title: Senior Managing Director

Address for Notices:
135 East 57th Street
New York, New York 10022
Attention: Kaitlin Trinh

Lender:

MIDLAND NATIONAL LIFE INSURANCE COMPANY

By: Guggenheim Partners Asset Management, LLC

By:	/s/ Michael Damaso Name: Michael Damaso
Title: Senior Managing Director

Address for Notices:
c/o Guggenheim Investment Management, LLC
135 East 57th Street
New York, New York 10022
Attention: Kaitlin Trinh

with a copy to:

Guggenheim Investment Management, LLC
135 East 57th Street
New York, New York 10022
Attention: William Hagner
[Signature Page to Credit and Security Agreement]

APPENDIX A
DEFINITIONS
          “Accounts” shall mean all “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. The term “Accounts”, for purposes herein, shall also include, inter alia, all Timeshare Receivables owned by Borrower arising from the sale of products and services and all documents evidencing such Timeshare Receivables.
          “Account Debtor” shall mean any Person who is obligated under an Account.
          “Advance” shall mean a borrowing under the Facility. Any amounts paid by Lenders on behalf of Borrower under any Loan Document shall be an Advance for purposes of the Agreement.
          “Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary.
          “Agreement” shall mean this Credit and Security Agreement, including the Schedules, Exhibits and Appendices attached hereto, as the same may be amended from time to time.
          “Associations” shall mean The Palms Country Club & Resort Condominium Association, Inc., Dunes Village Vacation Owners Association, Inc., and Dunes Village Fractional Owners Association, Inc.
          “Bankruptcy Case” shall have the meaning ascribed to such term in the recitals hereof.

          “Bankruptcy Code” shall have the meaning ascribed to such term in the recitals hereof.
          “Bankruptcy Court” shall have the meaning ascribed to such term in the recitals hereof.
          “Books and Records of the Business” shall mean all books and records of the Borrower regardless of whether such books and records are maintained for tax or financial reporting purposes.
          “Borrower” shall have the meaning ascribed to such term in the recitals hereof.
          “Borrower’s Assets” shall mean all of Borrower’s right, title and interest in and to the following:
     (a) the Real Property;
     (b) the Personal Property;
     (c) the Contracts;
     (d) the Licenses;
     (e) all Timeshare Receivables;
     (f) one hundred percent (100%) of Borrower’s unsold Timeshare Interests wherever located and however held;
     (g) all Pending Timeshare Contracts not closed prior to the date hereof together with all of Borrower’s right, title and interest, if any, in and to any purchaser deposits made pursuant to such Pending Timeshare Contracts;
     (h) all rights, causes in action, warranties, guarantees and claims of the Borrower, known or unknown, matured or unmatured, accrued or contingent, against Third Parties relating to the Borrower’s Assets or the Business and all of Borrower’s right, title and interest in the collateral granted to the Borrower by the Sellers pursuant to the Financing Orders;
     (i) owner lists, marketing lists, pending and historical rental guest details, pending and historical exchange company (including Interval International, RCI and others) guest lists, historical and future golf course guest lists, event and conference guest lists, data (including, without limitation, an inventory listing of annual and biennial Timeshare Interests), supplier files, records, drawings, catalogues, stationery, advertising materials, lists, plats, architectural plans, drawings and specifications, customer lists, guest histories, mailing lists, lead and prospect files, creative materials, videos, reports and other documents or printed materials (or copies thereof) related to the Business, and the use of any telephone numbers that are used in the operation of the Business, and excluding any items subject to assertion of attorney-client or other professional privilege;
     (j) all advance deposits from transient renters for stays at the Resorts, from consumers for sampler sales programs and so-called “mini-vacs”, and from consumers pursuant to third party agreements or for banquets, tournaments, weddings, parties or any other events occurring on or after the date hereof;
     (k) Developer Rights, including, without limitation, all of any Borrower’s rights, entitlements, privileges and interests, including as “Declarant” or “Developer” in, under or in respect to the Real Property, including all privileges, entitlements, rights and interests in and to the Associations and all voting rights, board, officer and committee memberships of any Borrower therein, together with any and all monies held as operating or management funds or reserves by the Associations;
     (l) any and all data from the sales and marketing system, the Accounts management system, the reservation system, and the Resort management system used in the Business;
     (m) all intangible assets used in the Business including, but not limited to, fictitious names, trademarks, copyrights, domain names, websites, (but expressly excluding computer programs and software), the names “Mystic Dunes”, “Dunes Village”, “Mystic Dunes Resort and Golf Club”, “Dunes Village Resort” and “The Palms Country Club and Resort” and other intellectual property, to the extent any such assets exist; and
     (n) all other Borrower’s assets, including, but not limited to: (i) pre-paid marketing certificates; (ii) all books and records related to sold Timeshare Interests, including Pending Timeshare Contracts, which books and records related to Pending Timeshare Contracts and the sale of Timeshare Interests by Borrower including all Timeshare Receivables related thereto); (iii) the reservation system used by Borrower in the operation of the Business; (iv) Accounts; (v) to the extent not included above, Inventory, Equipment, Intellectual Property, Documents, Instruments (including those related to Timeshare Receivables), Investment Property, Deposit Accounts, Securities and General Intangibles (as each of such capitalized terms is defined in the UCC) and the proceeds of any of the foregoing.
          “Borrowing Date” shall have the meaning given such term in Section 2.4.
          “Budget” shall mean the Budget for the Sellers as approved by the Agent and the Bankruptcy Court attached hereto as Exhibit C to this Agreement, updated and amended from time to time subject to approval by the Agent in its sole and absolute discretion.
          “Business” shall mean all of the operations of Borrower related to the Collateral Assets and the Resorts including, without limitation, the hospitality, administrative, sales and marketing and management operations wherever located, including the servicing, collection and management of the Timeshare Receivables.

          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lenders is closed.
          “Cash Payments” shall mean, for any Budget period, Borrower’s aggregate cash disbursements for such period.
          “Closing” shall mean the satisfaction, or written waiver by Lenders, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Collateral” shall have the meaning given such term in Section 2.6(a).
          “Common Elements” shall have the meaning, as to each Resort, set forth in the Declaration for each Resort.
          “Computer Hardware and Software” shall mean, with respect to any Person, all of such Person’s rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever) and any other software; (c) any firmware associated with any of the foregoing; (d) any other software; and (e) any documentation for or related to hardware, software and firmware described in clauses (a), (b), (c) and (d) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.
          “Contracts” shall mean all Borrower’s right, title and interest in contracts, agreements, Leases, commitments, warranties, occupancy agreements, registration and concession agreements or undertakings and includes, without limitation, all property management agreements for the Resorts.
          “Copyrights” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) all renewals of any of the foregoing.

          “Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.
          “Declaration” means, with respect to the Mystic Dunes Resort, the Mystic Dunes Declaration, and with respect to the Dunes Village Resort, the Dunes Village Declaration.
          “Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.
          “Default Rate” shall have the meaning given such term in Section 3.1.
          “Developer Rights” shall mean, as to each Resort, all rights, powers, easements, privileges, authorities and reservations of the Borrower developing such Resort, as developer or declarant pursuant to or arising under the Declarations, the Master Declaration, the Resort Documents, or applicable Law, including all privileges, entitlements, rights and interests in and to the applicable Association and all voting rights and board memberships therein.
          “DIP Financing” shall have the meaning ascribed to such term in the recitals hereof.
          “Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.
          “Dunes Village Declaration” shall mean, collectively, the Declaration of Covenants, Conditions and Restrictions of Fractional Vacation Ownership Plan and the Declaration of Covenants, Conditions and Restrictions of Fractional Real Estate Ownership Plan for Dunes Village Owners Club, each as recorded in the public records of Horry County, South Carolina, as amended.
          “Encumbrance” shall mean any lien, mortgage, pledge, security interest, judgment, option, right of first refusal, easement, lease or other right or interest of any Person relating or attaching to the Borrower’s Assets.
          “Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

          “Equipment” shall mean all “equipment” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
          “Event of Default” shall mean the occurrence of any event set forth in Article VIII.
          “Facility Cap” shall have the meaning given the term in the Recitals of this Agreement.
          “Final Financing Order” shall mean an order that is entered by the Bankruptcy Court in the Bankruptcy Case pursuant to Sections 364(c) and (d) of the Bankruptcy Code and Bankruptcy Rule 4001(c), which authorizes Tempus Resorts International, Ltd. to incur post-petition secured indebtedness under the Facility in accordance with the Loan Documents, confers status as a Superpriority Claim upon all of the Obligations and is otherwise in form and substance satisfactory in all respects to Lenders.
          “Financing Orders” shall mean collectively, the Interim Financing Order and the Final Financing Order.
          “Force Majeure” shall mean strikes, lockouts, sitdowns, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire storms or other acts of God, acts of the public enemy, wars, insurrections, and/or any other cause not reasonably within the control of a party or which by the exercise of due diligence a party is unable wholly or in part to prevent or overcome.
          “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.
          “Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.
          “Guarantor” shall mean Diamond Resorts Corporation, a Maryland corporation.
          “Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

          “Indemnified Person” shall have the meaning given such term in Section 12.4.
          “Insured Event” shall have the meaning given such term in Section 12.4.
          “Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
          “Interim Financing Order” shall mean an order that is entered by the Bankruptcy Court in the Bankruptcy Case pursuant to Sections 364(c) and (d) of the Bankruptcy Code and Bankruptcy Rule 4001(c), which authorizes Tempus Resorts International, Ltd., on an interim basis, to incur post-petition secured indebtedness, confers status as a Superpriority Claim upon all of the Obligations and is otherwise in form and substance satisfactory in all respects to Lenders.
          “Inventory” shall mean all “inventory” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.
          “IRS” shall mean the Internal Revenue Service of the United States of America.
          “Landlord Waiver and Consent” shall mean a written waiver/consent in form and substance satisfactory to Lenders from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lenders access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.
          “Law” shall mean any code, law, order, ordinance, regulation, rule or statute of any Governmental Authority.
          “Leases” shall mean the leases to which any Seller or the Borrower is a party and shall include, without limitation, all interest, as landlord, lessee or lessor, in and to certain leases and other occupancy agreements affecting the Real Property or any portion thereof, the information technology, telecommunications systems and other personal property related to the Resorts and the Business.
          “Liability” shall mean any direct or indirect, primary or secondary, liability, Indebtedness, obligation, claim, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured or unmatured.
          “Licenses” shall mean those assignable licenses, Governmental Approvals, permits, certificates, authorizations, approvals or filings that are or may be binding on or relate to the Seller’s or Borrower’s Assets attached hereto, including without limitation, the Liquor Licenses and any information technology licenses needed to conduct the Business.
          “Lien” shall mean any mortgage, pledge, security interest, easement, option, right of offset, encumbrance, restriction on use, restraint or transfer, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.
          “Limited Common Element” shall have the meaning, as to each Resort, as set forth in the Declaration for such Resort.
          “Litigation” shall mean any action, administrative proceeding, arbitration, cause of action, lawsuit, criminal prosecution, hearing, or investigation (governmental or otherwise) affecting Borrower, the Collateral, the Business, or the transactions contemplated by this Agreement.
          “Loan” or “Loans” shall mean, individually and collectively, all Advances under the Facility.
          “Loan Documents” shall mean, collectively and each individually, the Agreement, the Notes, the Security Documents, the Account Control Agreements, the Uniform Commercial Code Financing Statements and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lenders in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.
          “Master Declaration” shall mean the Master Declaration of Covenants, Conditions, and Restrictions for Mystic Dunes Resort and the Master Deed for Dunes Village Horizontal Property Regime for Dunes Village Resort, as recorded in applicable public records.
          “Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be likely to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or would reasonably be likely to be material and adverse to the value of any of the Collateral, to the priority of the Lender’s security interest in the Collateral, or to the Business, operations, prospects, properties, assets, liabilities or condition of Borrower, either individually or taken as a whole, or (iii) has materially impaired or would reasonably be likely to materially impair the ability of any Borrower to pay any portion of the Obligations or to otherwise perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.
          “Maturity Date” shall mean the earliest of (i) the occurrence of an Event of Default if amounts outstanding under the Loan Documents and other Obligations shall be due and payable as a result thereof as required by this Agreement, (ii) Lender’s demand of payment of amounts outstanding under the Loan Documents and other Obligations in accordance with the terms hereof, and (iii) the date occurring 180 days after the first Business Day after the Interim Financing Order is approved by the Bankruptcy Court.
          “Mortgage” shall mean any deed of trust, mortgage, deed to secure debt or other document creating a Lien on real property or any interest in real property.
          “Mystic Dunes Declaration” shall mean the Declaration of Condominium of The Palms Country Club and Resort, a Condominium, as amended from time to time and recorded in the public records of Osceola County, Florida.
          “Note” or “Notes” shall mean all promissory notes issued by Borrower to any of the Lenders.
          “Obligations” shall mean all present and future obligations, indebtedness and liabilities of Borrower to Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, whether under any of the Loan Documents or otherwise relating to the Notes, Loans and/or any other obligations of Borrower to Lenders, including, without limitation, all obligations, liabilities and Indebtedness owing to Lenders in respect of Advances and all other applicable fees, charges and expenses and/or all amounts paid or advanced by Lenders on behalf of or for the benefit of Borrower for any reason at any time.
          “Order” shall mean any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.
          “Patents” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuances, renewals, extensions and continuances-in-part of any of the foregoing.

          “Pending Timeshare Contracts” shall mean contracts for the sale and purchase of Timeshare Interests that have been executed and delivered but that have not yet been closed. All Pending Timeshare Contracts may be subject to a right of the purchaser thereunder to rescind the Pending Timeshare Contract based upon any material and adverse change that may result from the filing of the Bankruptcy Case.
          “Permit” shall mean any permit, approval, authorization, license, agreement, accreditation, certification, contract, provider and supplier number, registration, certification, certificate of authority certificate of need, variance, permission, franchise, qualification, order, filing or consent required from a governmental authority or other entity under an applicable law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or any determination of an arbitrator or a court or other governmental authority, in each case to the extent applicable to or binding upon Borrower or any of its assets.
          “Permitted Discretion” shall mean a determination or judgment made by Lenders in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.
          “Permitted Indebtedness” shall have the meaning given such term in Section 7.1.
          “Permitted Lien” shall have the meaning given such term in Section 7.2.
          “Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.
          “Personal Property” means collectively all furniture, fixtures, goods, furnishings, machinery, vehicles, golf carts, equipment, computers (but expressly excluding software owned or licensed by Borrower), telephones, appliances, linens, towels, draperies and other tangible personal property or interests therein, owned by Borrower, and located within the Real Property or used by Borrower in the Business, including, without limitation, any and all retail merchandise and inventory, equipment and supplies related to the Mystic Dunes Golf Club and the retail pro shop associated therewith, all inventories used in the operation of the Business, such as provisions in storerooms, refrigerators, pantries and kitchens, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other supplies and similar items and including all food and beverages which are located at the Resorts, or ordered for future use at the Resorts as of the date of this Agreement (but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under applicable law), and all other tangible personal property and parts thereof owned by Borrower and used in the operation of the Resorts and the sales and marketing activities for the Resorts.
          “Property” shall mean all types of real, personal or mixed property and all types of tangible or intangible property.
          “Real Property” shall mean all of Borrower’s right, title and interest in and to the real property, together with all Buildings, improvements and Units located thereon, together with all entitlements, privileges, easements, tenements, hereditaments, and any and all Appurtenances related to the foregoing, including, without limitation, all right, title and interest, if any, of Borrowers in and to the common areas and sales centers in and at the Resorts and in and to the Mystic Dunes Golf Club. For purposes of this Agreement, Real Property shall include the Undeveloped Land.
          “Receipt” shall have the meaning given such term in Section 12.5.
          “Register” shall have the meaning given such term in Section 2.9.
          “Released Parties” shall have the meaning given such term in Section 12.11.
          “Releasing Parties” shall have the meaning given such term in Section 12.11.
          “Requirements of Law” shall mean any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or any determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon Borrower or any of its assets, or to which such Borrower or any o fits assets is subject, including, without limitation, the Americans with Disabilities Act of 1990, the Social Security Act, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement, or labor, employment, occupational safety or health law, rule or regulation (including those applicable to the disposal of medical waste).
          “Resort Documents” means, as to each Resort, all current surveys, certificates, agreements, public offering statements and documents in Borrower’s possession relating to the establishment and regulatory approval of the Timeshare Plan, the Units and the Association, including the Declarations, any Master Declaration, any amendments to same, any “Rules and Regulations” of the Association or the Resort, any Association governing documents relating to the Resort, without limitation, the current public offering statement, and the articles of incorporation and bylaws of the Association.
          “Resorts” shall mean those resorts commonly known as Mystic Dunes Resort and Golf Club located in Osceola County, Florida, as established pursuant to the Mystic Dunes Declaration (“Mystic Dunes Resort”) and those Units and their Appurtenances subjected to the Dunes Village Declaration located in Horry County, South Carolina (“Dunes Village Resort”).
          “Security Documents” shall mean the Notes, this Agreement, all Guaranties, all Mortgages securing all or any part of the Obligations, Account Control Agreements, Uniform Commercial Code Financing Statements and all other agreements, documents or instruments necessary to create or perfect the Liens in the Collateral or pursuant to which any Person grants Lenders, collateral in any form as security for the Obligations, as such may be modified, amended or supplemented from time to time.
          “Subsidiary” shall mean any Person of which at least a majority of the securities or interests, having by the terms thereof, ordinary voting power to elect a majority of the board of directors or other managing or administrative entity performing similar functions with respect to such Person which is at the time directly or indirectly owned or controlled by another Person, or by any one or more Subsidiaries of such other Person, or by such other Person and one or more of its Subsidiaries or Affiliates.
          “Tax” or “Taxes” shall mean any federal, state, county, local, foreign and other taxes (including, without limitation, sales taxes), assessments, charges, fees and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not.
          “Tax Returns” shall mean all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.
          “Term” shall mean the period commencing on the date set forth on the first page hereof and ending on the Maturity Date.
          “Third Party” or “Third Parties” shall mean any Person that is not Borrower or Lenders or an Affiliate of Borrower or Lenders.
          “Timeshare Interest” means any and all fee simple interest in, as to Mystic Dunes Resort, a “Unit Week” as defined, and as more particularly described, in the Mystic Dunes Declaration and as to Dunes Village Resort, a “Fractional Interest” as defined, and as more particularly described, in the Dunes Village Declaration, together with all rights, benefits, privileges and interests appurtenant thereto, including rights in the common areas and common furnishings appurtenant to such Timeshare Interest.
          “Timeshare Plan” means, as to Mystic Dunes, the “Vacation Ownership Plan” as defined in the Mystic Dunes Declaration and as to Dunes Village, the “Fractional Real Estate Ownership Plan” as defined in the Dunes Village Declaration.
          “Timeshare Purchaser” means the purchaser of a Timeshare Interest.
          “Timeshare Receivable” means each debt obligation of a Timeshare Interest purchaser or owner to Borrower with respect to the purchase of a Timeshare Interest which is financed by Borrower (and whether or not such debt obligation is in default or subject to foreclosure), together with:
     (a) All guaranties and other documents or instruments evidencing or securing the obligations of the purchaser or any other person primarily or secondarily liable on such Timeshare Receivable;
     (b) All policies of insurance, if any, including but not limited to mortgagee policies of title insurance, related to each Timeshare Receivable delivered in connection therewith;
     (c) All rights under escrow agreements and all impound or reserve accounts pertaining to the foregoing;

     (d) All files, books and records of Borrower pertaining to any of the foregoing; and
     (e) All proceeds from the foregoing.
          “Trademarks” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.
          “Transferee” shall have the meaning given such term in Section 13.2.
          “UCC” shall mean the Uniform Commercial Code as in effect in the State of Florida from time to time.
          “Undeveloped Land” means that certain undeveloped land located in Orlando, Florida adjacent to the Mystic Dunes Resort.
          “Unit(s)” shall mean, as to each Resort, the residential or commercial condominium units and appurtenant interests in the Common Elements and/or the Limited Common Elements with respect thereto, as defined in and subject to the applicable Declaration and comprising a portion of the Real Property.